AUDIT COMMITTEE CHARTER

NAME

There shall be a committee of the board of directors (the “Board”) of Atlas Financial Holdings, Inc. (the “Company”) known as the Audit Committee.

PURPOSE OF AUDIT COMMITTEE

The Audit Committee has been established to assist the Board in fulfilling its oversight responsibilities with respect to the following principal areas:

(a)	the Company's external audit function; including the qualifications, independence, appointment and oversight of the work of the external auditors;

(b)	the Company's accounting and financial reporting requirements;

(c)	the Company's reporting of financial information to the public;

(d)	the Company's compliance with law and regulatory requirements;

(e)	the Company's risks and risk management policies;

(f)	the Company's system of internal controls and management information systems; and

(g)	such other functions as are delegated to it by the Board.

Specifically, with respect to the Company's external audit function, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the quality and integrity of the Company's financial statements; the independent auditors' qualifications; and the performance of the Company's independent auditors.

MEMBERSHIP

The Audit Committee shall consist of as many members as the Board shall determine but, in any event not fewer than three directors appointed by the Board. Each member of the Audit Committee shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director of the Company.
The Board may fill a vacancy that occurs in the Audit Committee at any time.

Members of the Audit Committee shall be selected based upon the following and in accordance with applicable laws, rules and regulations:

(a)	Financially Literate. Each member shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. For these purposes, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

CHAIR AND SECRETARY

The Chair of the Audit Committee shall be designated by the Board. If the Chair is not present at a meeting of the
Audit Committee, the members of the Audit Committee may designate an interim Chair for the meeting by majority vote of the members present. The Secretary of the Company shall be the Secretary of the Audit Committee, provided that if the Secretary is not present, the Chair of the meeting may appoint a secretary for the meeting with the consent of the Audit Committee members who are present. A member of the Audit Committee may be designated as the liaison member to report on the deliberations of the Audit Committees of affiliated companies (if applicable).

MEETINGS

The Chair of the Audit Committee, in consultation with the Audit Committee members, shall determine the schedule and frequency of the Audit Committee meetings provided that the Audit Committee will meet at least four times in each fiscal year and at least once in every fiscal quarter. The Audit Committee shall have the authority to convene additional meetings as circumstances require.

Notice of every meeting shall be given to the external and internal auditors of the Company, and meetings shall be convened whenever requested by the external auditors or any member of the Audit Committee in accordance with applicable law. The Audit Committee shall meet separately and periodically with management, legal counsel and the external auditors. The Audit Committee shall meet separately with the external auditors at every meeting of the Audit Committee at which external auditors are present.

MEETING AGENDAS

Agendas for meetings of the Audit Committee shall be developed by the Chair of the Audit Committee in consultation with the management and the corporate secretary, and shall be circulated to Audit Committee members as far in advance of each Audit Committee meeting as is reasonable.

RESOURCES AND AUTHORITY

The Audit Committee shall have the resources and the authority to discharge its responsibilities, including the authority, in its sole discretion, to engage, at the expense of the Company, outside consultants, independent legal counsel and other advisors and experts as it determines necessary to carry out its duties, without seeking approval of the Board or management.

The Audit Committee shall have the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities, and has direct access to and the authority to communicate directly with the internal and external auditors, the counsel of the Company and other officers and employees of the Company.

The members of the Audit Committee shall have the right for the purpose of performing their duties to inspect all the books and records of the Company and its subsidiaries and to discuss such accounts and records and any matters relating to the financial position, risk management and internal controls of the Company with the officers and external and internal auditors of the Company and its subsidiaries. Any member of the Audit Committee may require the external or internal auditors to attend any or every meeting of the Audit Committee.

RESPONSIBILITIES

The Company's management is responsible for preparing the Company's financial statements and the external auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of those activities by the Company's management and external auditors, and overseeing the activities of the internal auditors. The specific responsibilities of the Audit Committee shall include those listed below. The enumerated responsibilities are not meant to restrict the Audit Committee from examining any matters related to its purpose.

1.	Financial Reporting Process and Financial Statements

The Audit Committee shall:

a.
in consultation with the external auditors and the internal auditors, review the integrity of the Company's financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit steps adopted in light of material control deficiencies;

b.
review all material transactions and material contracts entered into between (i) the Company or any subsidiary of the Company, and (ii) any subsidiary, director, officer, insider or related party of the Company, other than transactions in the ordinary course of business;

c.
review and discuss with management and the external auditors: (i) the preparation of Company's annual audited consolidated financial statements and its interim unaudited consolidated financial statements; (ii) whether the financial statements present fairly (in accordance with Canadian and United States generally accepted accounting principles) in all material respects the financial condition, results of operations and cash flows of the Company as of and for the periods presented; (iii) any matters required to be discussed with the external auditors according to Canadian and United States generally accepted auditing standards; (iv) an annual report by the external auditors describing: (A) all critical accounting policies and practices used by the Company; (B) all material alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, including the ramifications of the use such alternative treatments and disclosures and the treatment preferred by the external auditors; and (C) other material written communications between the external auditors and management;

d.
following completion of the annual audit, review with each of: (i) management; (ii) the external auditors; and (iii) the internal auditors, any significant issues, concerns or difficulties encountered during the course of the audit;

e.	resolve disagreements between management and the external auditors regarding financial reporting;

f.	review the interim quarterly and annual financial statements and annual and interim press releases prior to the release of earnings information; and

g.
review and be satisfied that adequate procedures are in place for the review of the public disclosure of financial information by the Company extracted or derived from the Company's financial statements, other than the disclosure referred to in (f), and periodically assess the adequacy of those procedures.

2.	External auditors

The Audit Committee shall:

a.	require the external auditors to report directly to the Audit Committee;

b.
be directly responsible for the selection, nomination, compensation, retention, termination and oversight of the work of the Company's external auditors engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company, and in such regard recommend to the Board the external auditors to be nominated for approval by the shareholders;

c.
approve all audit engagements and must pre-approve the provision by the external auditors of all non-audit services, including fees and terms for all audit engagements and non-audit engagements, and in such regard the Audit Committee may establish the types of non-audit services the external auditors shall be prohibited from providing and shall establish the types of audit, audit related and non-audit services for which the Audit Committee will retain the external auditors. The Audit Committee may delegate to one or more of its members the authority to pre-approve non-audit services, provided that any such delegated pre-approval shall be exercised in accordance with the types of particular non-audit services authorized by the Audit Committee to be provided by the external auditor and the exercise of such delegated pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approval;

d.	review and approve the Company's policies for the hiring of partners and employees and former partners and employees of the external auditors;

e.	consider, assess and report to the Board with regard to the independence and performance of the external auditors; and

f.
request and review the audit plan of the external auditors as well as a report by the external auditors to be submitted at least annually regarding: (i) the external auditing firm's internal quality-control procedures; (ii) any material issues raised by the external auditor's own most recent internal quality-

control review or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues.

3.	Accounting Systems and Internal Controls

The Audit Committee shall:

a.
oversee management's design and implementation of and reporting on internal controls. The Audit Committee shall also receive and review reports from management, the internal auditors and the external auditors on an annual basis with regard to the reliability and effective operation of the Company's accounting system and internal controls; and

b.
review annually the activities, organization and qualifications of the internal auditors and discuss with the external auditors the responsibilities, budget and staffing of the internal audit function.

4.	Legal and Regulatory Requirements

The Audit Committee shall:

a.	receive and review timely analysis by management of significant issues relating to public disclosure and reporting;

b.	review, prior to finalization, periodic public disclosure documents containing financial information, including the Management's Discussion and Analysis and Annual Information Form, if required;

c.	prepare the report of the Audit Committee required to be included in the Company's periodic filings;

d.	review with the Company's counsel legal compliance matters, significant litigation and other legal matters that could have a significant impact on the Company's financial statements; and

e.
assist the Board in the oversight of compliance with legal and regulatory requirements and review with legal counsel the adequacy and effectiveness of the Company's procedures to ensure compliance with legal and regulatory responsibilities.

5.	Additional Responsibilities

The Audit Committee shall:

a.	discuss policies with the external auditor, internal auditor and management with respect to risk assessment and risk management;

b.	establish procedures and policies for the following

(i) the receipt, retention, treatment and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by directors or employees of the Company of concerns regarding questionable accounting or auditing matters or any potential violations of legal or regulatory provisions;

c.	prepare and review with the Board an annual performance evaluation of the Audit Committee;

d.
report regularly to the Board, including with regard to matters such as the quality or integrity of the Company's financial statements, compliance with legal or regulatory requirements, the performance of the internal audit function, and the performance and independence of the external auditors; and

e.	review and reassess the adequacy of the Audit Committee's Charter on an annual basis.

6.	Limitation on the Oversight Role of the Audit Committee

Nothing in this Charter is intended, or may be construed, to impose on any member of the Audit Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject.

Each member of the Audit Committee shall be entitled, to the fullest extent permitted by law, to rely on the integrity of those persons and organizations within and outside the Company from whom he or she receives financial and other information, and the accuracy of the information provided to the Company by such persons or organizations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles in Canada and the United States and applicable rules and regulations. These are the responsibility of management and the external auditors.